Issuer Free Writing Prospectus, dated April 3, 2018

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated April 3, 2018 and

Registration Statement No. 333-203802

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	4.250% Notes due 2028

Principal Amount:	$550,000,000

Trade Date:	April 3, 2018

Settlement Date*:	T+5; April 10, 2018

Maturity:	April 15, 2028

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2018

Coupon:	4.250% per year, accruing from April 10, 2018

Price to Public:	99.959% of the principal amount, plus accrued interest, if any

Yield to Maturity:	4.255%

Benchmark Treasury:	2.750% due February 15, 2028

Spread to Benchmark Treasury:	+ 148 basis points

Benchmark Treasury Price/Yield:	99-25 / 2.775%

Optional Redemption Provisions Make-Whole Call:	Prior to January 15, 2028, + 25 basis points

Par Call:	On or after January 15, 2028

CUSIP/ISIN:	95040Q AD6 / US95040QAD60

Anticipated Ratings** (Moody’s/S&P/Fitch):	Baa1/BBB+/BBB+

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

     Incorporated

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	KeyBanc Capital Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Managers:

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Stifel, Nicolaus & Company, Incorporated

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

SMBC Nikko Securities America, Inc.

Comerica Securities, Inc.

Raymond James & Associates, Inc.

*Note:	The issuer expects that delivery of the notes will be made to investors on or about April 10, 2018, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to April 10, 2018 will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of who wish to trade notes prior to their date of delivery hereunder should consult their advisors.
**Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free: 1-800-294-1322, Deutsche Bank Securities Inc. toll-free: 1-800-503-4611, or MUFG Securities Americas Inc. toll-free: 1-877-649-6848.